Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No.1 to the Post-Effective Amendment No. 10 to the Registration Statement (Form S-11 No. 333-156633) and related Prospectus of KBS Strategic Opportunity REIT, Inc. for the registration of 140,000,000 shares of its common stock and to the incorporation by reference therein of (i) our report dated March 12, 2012 with respect to the consolidated financial statements and schedule of KBS Strategic Opportunity REIT, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2011 filed with the Securities and Exchange Commission; (ii) our report dated October 22, 2012 with respect to the statement of revenues over certain operating expenses of Powers Ferry Landing East for the year ended December 31, 2011, included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission; (iii) our report dated September 26, 2012 with respect to the statement of revenues over certain operating expenses of the Bellevue Technology Center for the year ended December 31, 2011, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission; (iv) our report dated January 25, 2012 with respect to the statement of revenues over certain operating expenses of the Richardson Portfolio for the year ended December 31, 2010, included in its Current Report (Form 8-K/A) filed with the Securities and Exchange Commission; and (v) our report dated September 17, 2010 with respect to the statement of revenues over certain operating expenses of the Village Overlook Buildings for the year ended December 31, 2009, included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California

November 6, 2012